UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2014

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd. Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Sequoia Capital Distribution
On February 6, 2014, Sequoia Capital ("Sequoia") notified Green Dot Corporation ("Green Dot") that it intends to distribute substantially all of the Green Dot securities held by Sequoia entities to the limited partners and general partners of such entities in a series of distributions that it anticipates will take place over the course of 2014. These distributions are being made primarily in connection with the dissolution and winding up of Sequoia entities, which are in their fifteenth year of existence. As of February 6, 2014, entities affiliated with Sequoia held approximately 10.1 million shares of Class A common stock (including shares issuable upon conversion of Green Dot's Series A preferred stock). Because Michael Moritz is a member of Green Dot's board of directors and is deemed to be a beneficial owner of the securities held by the Sequoia entities, each distribution will be reported by him in Form 4 filings. Michael Moritz will continue to serve as a Green Dot director following these distributions.
Entry Into 10b5-1 Trading Plan
During the current open window under Green Dot's stock trading policy, Steven W. Streit, Chairman, President and Chief Executive Officer of Green Dot, will adopt a pre-arranged stock trading plan to exercise 536,602 Green Dot stock options originally granted in 2004 and set to expire in June 2014, and to then sell the acquired shares of Green Dot Class A common stock on one or more trading days prior to June 7, 2014. This Rule 10b5-1 trading plan was established in order to facilitate the ability of Mr. Streit to comply with obligations to his ex-spouse under their 2004 divorce settlement. Furthermore, Green Dot wishes to note that Mr. Streit has not sold any Green Dot shares since 2010 and is executing this transaction in order to facilitate his obligations under his 2004 divorce settlement.
The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci
General Counsel and Secretary

Date: February 6, 2014